Exhibit 10.2

MANAGEMENT AGREEMENT
INTERSTATE ST. CHARLES, INC.
SANTA MARIA SHOPPING CENTER

THIS AGREEMENT made this 5th day of January 1987, by and between INTERSTATE GENERAL PROPERTIES (IGP) - (Management Agent) and INTERSTATE ST. CHARLES, INC. (SANTA MARIA SHOPPING CENTER) - "St. Charles."

BACKGROUND

St. Charles is the owner of Santa Maria Shopping Center which is located at State Road #833, Barrio Los Frailes, Guaynabo, Puerto Rico, "The Property."

St. Charles wishes to appoint Interstate General Properties its exclusive managing agent of the property described in the preceding paragraph and the Management Agent is willing to accept such appointment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual undertakings of the parties as hereinafter set forth, and good and valuable other consideration, the legal sufficiency of which each of the parties acknowledges to the other, the parties intending to be legally bound by these presents, agree as follows:

1. The Management Agent hereby accepts the appointment, on the terms and conditions hereinafter set forth, as exclusive managing agent of the property.

2. The Management Agent shall render and perform the following duties:

    Investigate, hire, pay, supervise and discharge the personnel necessary to be employed to maintain and operate properly the property. In each instance such personnel shall be in Management Agent's employ, but all expenses regarding such employees shall be charged to St. Charles on a regular basis and compensation for the services of such employees shall be considered an operating expense of the Property.
    Let and re-let space in the Property in accordance with a rent schedule and other terms approved from time to time by St. Charles.
    Collect all rents due from tenants and other users or Lessee's space or other facilities in the Property. St. Charles hereby authorizes and directs Management Agent to request, demand, collect, receive and receipt for any and all charges or rents which may at any time be or become due to St. Charles. Management Agent is authorized and directed to file and prosecute in its own name or in the name of St. Charles any and all legal actions required for the collection of rents, the eviction of tenants or other action required, or as may be appropriate in the operation and maintenance of the Property.
    Cause the buildings, appurtenances and grounds to be maintained in a clean and proper manner consistent with the customary use of the facilities.
    Pay all ordinary and necessary expenses, incurred in connection with the ownership, maintenance and operation.
    Make debt service payments as required.
    Make contracts for water, electricity, gas, fuel oil, telephone, security protection and all other personal property, equipment, supplies and services required or desirable in the operation and maintenance of the Property.
    Cause to be placed and kept in force all forms of insurance required to protect adequately St. Charles, (or as required by law), including as appropriate, public liability insurance, fire and extended coverage insurance, burglary and theft insurance, plate glass and vandalism insurance.
    Prepare for execution and filing all governmental reports and returns as required by law pertaining to the Property.
    Maintain a comprehensive system of office records, financial books and accounts and other records which shall completely and accurately reflect the financial operations of the Property. Such books, records and accounts shall be available for inspection during regular business hours by St. Charles at the offices of the Management Agent in Hato Rey, Puerto Rico. Within ninety (90) days following the end of each calendar or fiscal year of St. Charles, the Management Agent shall furnish to St. Charles a complete annual financial report of the operations of the property, which report, if required by St. Charles, shall be certified to by a Certified Public Accountant. Fees paid to outside auditors shall be considered a Property operating expense.
    Operate the Property at all time in accordance with all applicable governmental laws, regulations and ordinances.
    Take such further actions as may be required or appropriate for the efficient operation and maintenance of the Property.

3. Any payments to be made by Management Agent under this Agreement shall be made out of such sums as are available from the operations of the Property, or as may be provided by St. Charles. The Management Agent shall not be obligated to make any advance to or for the account of St. Charles or to pay any sum except out of funds held or provided for as provided in this paragraph, nor shall the Management Agent be obligated to incur any liability or obligation for the account of St. Charles without assurance that the necessary funds for the discharge of such undertaking will be provided.

4. The Management Agent shall establish and maintain in a bank acceptable to St. Charles, a separate bank account for St. Charles for the deposit of monies of St. Charles and a separate account for tenant security deposits, with authority to draw on the former account for any payments to be made by the Management Agent to discharge any liabilities or obligations incurred by it under this Agreement as well as for the payment of Management Agent's fees.

5. For its services under this Agreement, the Management Agent shall be entitled to receive a fee computed and payable monthly in an amount equal to 3 1/2% of gross rent plus common area charges and percentage rents.

6. This agreement shall be in effect from the 1st day of January, 1987 thru December 31, 1987, subject to the following conditions: In the event a bankruptcy is filed by or against St. Charles or the Management Agent or in the event that either of them makes an assignment for the benefit of creditors or takes advantage of any bankruptcy or insolvency act, the other party may terminate this Agreement with prompt advice in writing to the other.

Unless canceled pursuant to this paragraph, this Agreement shall be automatically renewed for annual periods.

7. This Agreement constitutes the entire agreement between the parties and no variation or modification of this Agreement shall be valid or enforceable unless stated in writing and signed by the parties hereto.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto, together with their successors and assigns.

9. This Agreement shall be governed by and construed under the laws of the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement the day, month and year first hereinabove written.

OWNER:		MANAGEMENT AGENT:

INTERSTATE GENERAL PROPERTIES LIMITED PARTNERSHIP
INTERSTATE ST. CHARLES, INC.

By:	/s/ Donald G. Blakeman	By:	/s/ Rogelio Perez-Guzman
Rogelio Perez-Guzman